As filed with the Securities and Exchange Commission on May 20, 2002

Registration No. 333-87934

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MARTEK BIOSCIENCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1399362 (I.R.S. Employer Identification Number)

6480 Dobbin Road
Columbia, Maryland 21045
(410) 740-0081
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Henry Linsert, Jr.
Chief Executive Officer
Martek Biosciences Corporation
6480 Dobbin Road
Columbia, Maryland 21045
(410) 740-0081
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Michael J. Silver
Hogan & Hartson L.L.P.
111 South Calvert Street, 16th Floor
Baltimore, Maryland 21202
(410) 659-2700

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	Subject to Completion
dated May 20, 2002

MARTEK BIOSCIENCES CORPORATION

1,776,306 Shares of Common Stock

     We have prepared this prospectus to allow the selling stockholders we identify in this prospectus to sell up to 1,776,306 shares of our common stock. We will not receive any of the proceeds from the sale of common stock by the selling stockholders, except upon limited circumstances described herein under “The Offering.”

     Our common stock is traded on the Nasdaq Stock Market under the symbol “MATK.” On May 17, 2002, the last reported sale price of our common stock on Nasdaq was $27.479 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May     , 2002.

PROSPECTUS SUMMARY
MARTEK BIOSCIENCES CORPORATION
THE OFFERING
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
RISK FACTORS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II
SIGNATURES
Opinion of Hogan & Hartson L.L.P.

PROSPECTUS SUMMARY

     This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

MARTEK BIOSCIENCES CORPORATION

     We develop, manufacture and sell products from microalgae. Our products include: (1) specialty, nutritional oils for infant formula that may aid in the development of the eyes and central nervous system in newborns; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health throughout life; and (3) new, powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection. On April 25, 2002, we acquired OmegaTech, Inc. (“OmegaTech”), a Boulder, Colorado based developer and seller of nutritional products.

     Martek Biosciences Corporation was founded in 1985. Our principal executive offices are located at 6480 Dobbin Road, Columbia, Maryland 21045, and our telephone number is (410) 740-0081.

THE OFFERING

Common stock offered by selling stockholders	1,776,306 shares

Use of proceeds	Martek Biosciences Corporation will not receive any proceeds from the sale of shares in this offering, except that Martek may receive proceeds from the possible sale of up to 290,806 shares held in escrow to satisfy claims by Martek arising under the indemnity and escrow provisions of the merger agreement under which Martek acquired OmegaTech.

Nasdaq National Market symbol	MATK

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”). You may read and copy the registration statement and any other document we file at the following SEC public reference room:

Judiciary Plaza
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

     You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-732-0330. We file information electronically with the SEC. Our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. You may read and copy our SEC filings and other information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information and the information we set forth in this prospectus. We incorporate by reference the documents listed below (and any amendments thereto) and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	Annual Report on Form 10-K for the fiscal year ended October 31, 2001;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2002;

•	Current Report on Form 8-K dated December 19, 2001;

•	Current Report on Form 8-K dated March 26, 2002;

•	Current Report on Form 8-K dated May 3, 2002; and

•	The description of our common stock contained in Form 8-A, as amended, filed on November 5, 1993.

     To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

Chief Financial Officer
Martek Biosciences Corporation
6480 Dobbin Road
Columbia, Maryland 21045
(410) 740-0081

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Neither we nor the selling stockholders have authorized anyone else to provide you with different information. Neither we nor the selling stockholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the prospectus.

FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about: regulatory approval of our product candidates, market size for our products, timing of regulatory approvals and commercial introduction of our products and potential results of clinical trials. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects”, “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our estimates only as of the date they are made and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We assume no obligation to update such forward-looking statements publicly for any reason, or to update the reasons actual results could differ materially from those anticipated in such forward-looking statements, even if new information becomes available in the future.

RISK FACTORS

     The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that are currently deemed immaterial may also impair our business, financial condition and results of operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially adversely affected.

     An investment in our stock is very speculative and involves a high degree of risk. You should consider carefully the following important factors, as amended or modified in reports that we file subsequent to the date of this prospectus, as well as the other information contained or incorporated by reference in this registration statement, before purchasing our stock.

WE HAVE EXPERIENCED NET OPERATING LOSSES SINCE OUR INCEPTION, MAY CONTINUE TO EXPERIENCE NET OPERATING LOSSES IN THE SHORT TERM, AND MAY NEVER BECOME PROFITABLE.

We have experienced net operating losses since our inception. As of January 31, 2002, we have an accumulated deficit of $106,274,000. Until we realize significant revenues from sales of our nutritional products, we expect to continue to experience net operating losses. Our balance of cash and cash equivalents at January 31, 2002 was approximately $29 million and as of January 31, 2002, we had approximately $14 million in short term investments and marketable securities. Although this cash should allow us to meet our operating needs for at least the next 12 months, we must achieve sustained profitability to generate the cash necessary to be a viable business in the long term, and at this time we have not yet generated a sustained source of revenues to achieve this.

IF INFANT FORMULAS CONTAINING OUR NUTRITIONAL OILS DO NOT GAIN WIDESPREAD ACCEPTANCE IN THE UNITED STATES, OR OUR INFANT FORMULA LICENSEES DO NOT BROADEN THEIR USE OF OUR NUTRITIONAL OILS IN THEIR PRODUCTS OVERSEAS, WE MAY NOT BE ABLE TO REACH REVENUE LEVELS THAT WOULD ALLOW US TO BE PROFITABLE.

Ultimately our success in the infant formula industry depends on growing acceptance of our nutritional oils as necessary or beneficial additives to infant formulas. Notwithstanding existing clinical results that have demonstrated the beneficial effects of adding our nutritional oils to infant formula, some experts in the field of infant nutrition do not believe that our nutritional oils are necessary or that they provide any long-term beneficial effects. There have also been clinical studies where no beneficial effects have been found, possibly due to dose, duration or other factors. Also, many experts recommend that mothers breastfeed rather than use infant formulas whether or not they contain our nutritional oils. Some experts also believe that infant formula without our oils contains sufficient precursor fats that infants can convert into DHA and ARA as needed. In addition, some physicians are unimpressed by studies showing that infant formulas fortified with our oils improve infants’ cognitive ability at early ages, suggesting that these results may not carryover to improved results later in life. Due to these differences in opinion, we are subject to the risk that the use of DHA and ARA in infant formula may never gain widespread acceptance.

IF WE ARE UNABLE TO INCREASE OUR PRODUCTION CAPACITY OR ENTER INTO FAVORABLE AGREEMENTS WITH THIRD PARTIES TO PRODUCE OUR OILS, OUR CUSTOMERS MAY NOT BE ABLE TO OBTAIN A SUFFICIENT SUPPLY OF DHA AND ARA AT A COMMERCIALLY REASONABLE PRICE TO GAIN A BROAD ACCEPTANCE OF THESE PRODUCTS AND OUR FUTURE REVENUES FROM THESE PRODUCTS MAY BE LIMITED.

To meet our customers’ projected demand for our nutritional oils, we have developed a process for the large-scale production of our oils at our Winchester, Kentucky manufacturing plant. We estimate the worldwide infant formula market to be approximately $6 to $8 billion. If our licensees were to penetrate 100% of this market with DHA and ARA supplemented formulas, we estimate that we would receive approximately $350 to $400 million in revenues annually from these sales. To date, our licensees have penetrated less than 5% of the worldwide infant formula market. Our sales into the non infant nutritional supplement and food markets to date have been less then $10 million annually. While our current production level in our plant and our contractual agreements with third party manufacturers are sufficient to meet this current demand, if demand increases beyond our current production capabilities, we may be unable to provide the required quantities of oil cost effectively. Although our licensees have a right to manufacture DHA and ARA, we are not aware of any of our licensees doing so or preparing to do so. We estimate that it may take a licensee approximately one year or more to develop their own process of making our oils. Accordingly, if we are unable to meet demand, our licensees may not be able to manufacture product themselves for at least one year. In addition, we do not believe that any of our other customers have the capacity to manufacture our products at this time. We believe that with the current expansion that began late in 2001 at our Winchester, KY plant, we will be able to produce enough DHA to supply approximately 20% to 30% of the worldwide infant formula market. We believe that this buildout, which should more than double our production capacity at our plant, will cost as much as $15 million. However, our ability to maintain commercial production at these higher levels at our plant has not been successfully tested. As a result of the acquisition of OmegaTech, we also have several contractual agreements with third party manufacturers to produce our DHA for use in nutritional supplements and foods, including an agreement with C.P. Kelco. In addition, we are currently in negotiations with FermPro Manufacturing L.P., a contract fermentation company in South Carolina, to further expand our production capacity. We have signed a bridge tolling agreement for DHA production at the facility, which could increase our DHA production capacity by up to 30 tons annually. This agreement will remain in effect while the due diligence process related to a potential acquisition is being completed, which is anticipated in the summer of 2002. If we are: (a) unable to cost effectively manufacture our DHA-containing oils at our Winchester, KY plant; (b) unable to look to FermPro as a source of DHA; (c) unable to enter into other satisfactory third party manufacturing agreements; or (d) our licensees are unable to find alternative sources for our DHA-containing oils, then our licensees may not be able to meet demand and our future revenues may be limited.

Although we are able to produce ARA-containing oil at our Winchester plant, we have entered into an agreement with a third party manufacturer, DSM, to supply our ARA-containing oil. We believe that DSM can provide us with sufficient quantities of ARA oil to supply approximately 20% to 30% of the worldwide infant formula market. If DSM fails to supply us with required amounts under the contract, we would not be able to meet our customers’ demands unless we were able to utilize alternative sources of supply. In this regard, we would have to either manufacture the ARA-containing oil at our plant, which would reduce our DHA-containing oil production capacity, or enter into other third party manufacturer supply agreements. If we are unable to find alternative supply sources or are unable to cost effectively manufacture the ARA-containing oil in our Winchester plant, our licensees may not be able to meet future product demand and our future revenues from sales of ARA-containing oils may be limited.

WE MAY EXPERIENCE DIFFICULTIES IN SCALING UP OUR COMMERCIAL MANUFACTURING PROCESS WHICH WOULD ADVERSELY AFFECT OUR FUTURE REVENUES.

As we increase our production at our Winchester, KY plant and at other locations, we may encounter many risks associated with scaling up our commercial manufacturing such as:

•	the expansion of our production facility may not be completed in the timeframe that we have planned;

•	the costs of operating and maintaining our production facility may exceed our expectations;

•	product defects may result;

•	product losses may be higher than we anticipate; and

•	the scale-up of our production process may result in regulatory issues.

If we were to experience any one or more of these problems, there could be a material adverse effect on our business, financial condition, or results of operation.

IF ADDITIONAL POSITIVE CLINICAL RESULTS ARE NOT OBTAINED, WE MAY NOT BE ABLE TO DEVELOP A PROFITABLE MARKET FOR OUR NUTRITIONAL OILS OUTSIDE OF THE INFANT FORMULA MARKET.

Approximately 20% of our current nutritional product revenues come from sales of our nutritional oils to the food and adult supplement market. Investigators at universities and at other research centers, such as the National Institutes of Health, have observed a relationship between low levels of DHA and a variety of health risks, including increased cardiovascular problems, cystic fibrosis, cancer, and neurological and visual disorders. We are currently trying to establish what contribution, if any, supplementation with our oils will make in addressing these problems. Although clinical data are not required to market food ingredients or nutritional supplements outside of the infant formula market, we believe that further clinical studies are needed to validate the benefits of DHA supplementation. Accordingly, we have recently begun sponsoring studies to further investigate the potential benefit of DHA supplementation on cardiovascular health and breast cancer, and we, as well as others, are conducting research regarding the impact of DHA supplementation on cystic fibrosis and certain visual and neurological disorders. Unless these studies, which are more extensive than earlier pilot studies, establish and quantify the positive impact of DHA supplementation, we may only have a limited adult market opportunity.

EVEN IF OUR INFANT FORMULA PRODUCTS DO OBTAIN WIDESPREAD ACCEPTANCE, WE MAY NOT BE ABLE TO PRICE THESE PRODUCTS AT A LEVEL THAT WOULD ALLOW US TO BE PROFITABLE.

Infant formula pricing is very competitive and the market is very sensitive to product price changes. Because the inclusion of our oils into infant formula may add 10% to 20% to the retail cost of standard infant formula, there is the risk that our licensees may never be able to sell supplemented products at a price that will allow them to gain broad market acceptance while at the same time be profitable. Although our current contracts with licensees outline product pricing and royalty rates, we cannot predict whether these pricing structures will allow our licensees to be competitive in the future. If we have to reduce our prices, we may not be able to sell products at a price that would enable us to be profitable. Since December 2000, over 95% of our sales to infant formula licensees have been made under all-inclusive pricing, and we anticipate that this trend will continue for future sales to infant formula licensees. We do not believe that this change is material to investors as the economics of all-inclusive pricing is similar to our royalty bearing arrangements, with the current transfer price and royalty combined into one price with a slight discount. Although either our all-inclusive pricing structure or our royalty bearing arrangements will enable us to achieve profitability if our infant formula products receive widespread acceptance, we cannot predict whether either of these pricing structures will enable our licensees to achieve success marketing these products. None of our license agreements requires our licensees to purchase any minimum amount of products from us now or in the future and all of our license agreements allow our licensees to manufacture our products themselves or purchase nutritional oils from other sources.

BECAUSE WE ARE STILL IN THE EARLY STAGES OF PRODUCT DEVELOPMENT, WE WILL NEED SIGNIFICANT ADDITIONAL CAPITAL TO EXPAND OUR PRODUCTION CAPABILITY, CONTINUE OUR RESEARCH AND DEVELOPMENT EFFORTS, CONDUCT PRODUCT TESTING, INCLUDING PRECLINICAL AND CLINICAL TRIALS, AND MARKET OUR PRODUCTS.

We have a number of products that are in the early stages of research and development, product testing, manufacturing or marketing. Our nutritional oils sales are increasing, and meeting future demand will require expanding our production capability for DHA oil. We estimate that our initial fermentation expansion plan at our Winchester, KY facility may cost up to $15 million, and our office, warehouse and packaging expansion at the site may cost an additional $4 million. Although at January 31, 2002 we had approximately $43 million in cash and cash equivalents and short term investments and marketable securities available to meet these capital requirements, we believe that additional funds of $10 to $20 million may be needed in the longer-term to fund additional expansion of our production capacity (at our Winchester, KY facility and at other third party manufacturing facilities), our research and development, product testing, and marketing activities. The timing and extent of our additional cash needs will primarily depend on: (a) the timing and extent of future launches of infant formula products containing our oils by our licensees; (b) the timing and extent of introductions of DHA into foods and/or nutritional supplements for children and adults; and (c) our ability to generate profits from the sales of products into these markets.

To continue to fund our growth, we will pursue various sources of funding, which may include equity issuances, debt financing, asset based borrowing, lease financing, and collaborative arrangements with partners. Because debt financing arrangements may require us to comply with financial covenants, we may not be able to secure debt financing on terms acceptable to us. Additionally, funding from other sources may not be available, or may not be available on terms that would be commercially acceptable or permit us to continue the planned commercialization of our products or expansion of our production capacity. If we obtain funds through collaborative or strategic partners, these partners may require us to give them technology or product rights, including patents, that could ultimately diminish our value. If we cannot secure adequate funding, we may need to scale back our research, development, manufacturing, and commercialization programs which may have a materially adverse affect on our future business.

THE MARKET PRICE OF OUR COMMON STOCK MAY EXPERIENCE A HIGH LEVEL OF VOLATILITY DUE TO FACTORS SUCH AS ITS RELATIVE

ILLIQUIDITY, THE VOLATILITY IN THE MARKET FOR BIOTECHNOLOGY STOCKS GENERALLY, AND THE EFFECT OF SHORT TERM EVENTS LIKE PRODUCT LAUNCHES AND LICENSE ANNOUNCEMENTS.

We are a public emerging growth company in the biosciences sector. As frequently occurs among these companies, the market price for our common stock may experience a high level of volatility. During the fifty-two week period ending April 30, 2002, our common stock price traded between $34.25 and $13.73. During the fifty-two week period ending April 30, 2001, our common stock price traded between $24.88 and $12.00. The following are examples of items that may significantly impact the market price for our common stock:

•	announcements of technical innovations, new commercial products, product launches, new license arrangements or strategic partnerships by us or our competitors;

•	announcements of license agreements, acquisitions or strategic alliances;

•	patent or other intellectual property disputes;

•	quarterly fluctuations in our results of operations;

•	regulatory decisions (approvals or disapprovals) concerning our products and our competitors’ products; and

•	general market conditions for emerging growth companies and bioscience companies.

Because we may experience a high level of volatility in our common stock, you should not invest in our stock unless you are prepared to handle a significant loss of your capital. At any given time, you may not be able to sell your shares at a price that you think is acceptable.

The market liquidity for our stock is very low. As of April 30, 2002, we had 22,962,470 shares of common stock outstanding. Since our initial public offering of common stock on November 23, 1993, the average daily trading volume in our common stock as reported on the Nasdaq National Market has been 82,626 shares. The average trading volume in our common stock during the fifty-two week period ending April 30, 2002 was 167,915 shares. Although a more active trading market may develop in the future, the limited market liquidity for our stock may affect your ability to sell at a price which is satisfactory to you.

IF SIGNIFICANT SHARES ELIGIBLE FOR FUTURE SALE ARE SOLD, THE RESULT MAY DEPRESS OUR STOCK PRICE BY INCREASING THE SUPPLY OF OUR SHARES IN THE MARKET AT A TIME WHEN DEMAND MAY BE LIMITED.

Because we continue to require additional outside sources of capital to finance, among other things, our research and development, product testing, and the manufacturing and marketing of our products, we may need to raise additional capital through the sale of equity securities. As of April 30, 2002, we had 22,962,470 shares of common stock outstanding, stock options outstanding to purchase an aggregate of 3,293,924 shares of common stock, many of which are exercisable at below current market prices and warrants outstanding to purchase up to 491,209 shares of common stock at exercise prices between $10.84 and $19.05. To the extent that these options and warrants for our common stock are exercised, the increase in the number of our outstanding shares of common stock may adversely affect the price for our common stock. This could hurt our ability to raise capital through the sale of equity securities.

In addition to the shares Martek has agreed to register for resale under this Registration Statement, Martek has agreed to register for resale up to 2,290,533 additional shares, subject to certain adjustments, that may be issued to former OmegaTech stockholders, if certain operational and financial milestones are achieved between April 25, 2002 and April 30, 2004. As a result, a substantial number of Martek shares may become eligible for resale if these milestones are achieved. The market price of Martek common stock could decline as a result of sales of a large number of shares of Martek common stock in the market or the perception that these sales could occur, which could limit your ability to sell at a price satisfactory to you.

OUR CURRENT PATENTS MAY NOT BE ABLE TO PROVIDE PROTECTION AGAINST COMPETITIVE PRODUCTS AND WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY PORTFOLIO IN THE FUTURE.

European and United States patent authorities have not adopted a consistent policy regarding the breadth of claims allowed for health and bioscience patents. Our issued patents, or patents that we may obtain in the future, may not afford adequate protection against competitors with competing technology because governmental agencies may revoke our patents for being too broad or may limit the scope of our patents. If this happens, companies may be able to produce products using our previously patented technology.

Monsanto Corporation, Aventis S.A. and Nagase & Co. Ltd. have opposed our European patent covering our DHA-containing oils. At a hearing in October 2000, an Opposition Division of the European Patent Office (“EPO”) revoked our

European patent on the grounds that it is too broad. We immediately appealed this ruling, and as a result, our patent was reinstated so that it will remain in effect during the appeal process. A hearing on the appeal is scheduled to be held on July 2, 2002. If the revocation is upheld upon our appeal, or if any of the challenges described below or any other challenges to our patents which may arise in the future are successful, our competitors may be able to produce our products and, as a result, we may experience decreases in the future sales of our nutritional oils, decreases in the revenues on sales of infant formula containing our oils and decreases in license fees related to our oils. Although our revenues may decrease under our license agreements, the revocation of our European DHA patent, ARA patent and blended-oils patent would not terminate any of our license agreements.

BASF A.G., F. Hoffman — LaRoche A.G., Friesland Brands B.V., Societe des Produits Nestle S.A., and Suntory Limited have filed in the EPO their grounds for opposing our ARA patent issued by the EPO. The validity of the patent is unaffected by these filings. The opposition process is not expected to be completed until sometime in 2005, at the earliest.

BASF A.G., F. Hoffman — LaRoche A.G., Societe des Produits Nestle S.A., and Suntory Limited have filed in the EPO their grounds for opposing our blended-oil (blend of DHA and ARA oils) patent issued by the EPO. The validity of the patent is unaffected by these filings. The opposition process is not expected to be completed until sometime in 2006, at the earliest.

We expect that in the future, as our nutritional oils continue to be commercialized, opposition to our intellectual property by our competitors will continue and most likely increase. We believe that challenges to our suite of U.S. patents may arise in the future. We may incur substantial costs in the future defending our patents.

WE ARE AWARE OF SEVERAL PRODUCTS THAT ARE CURRENTLY AVAILABLE, AND PRODUCTS UNDER DEVELOPMENT, THAT MAY PRESENT A SERIOUS COMPETITIVE THREAT TO OUR PRODUCTS.

Our success depends upon achieving and maintaining a superior competitive position in infant formula and adult nutritional product markets. Many of our competitors, which include BASF, F. Hoffman-LaRoche Ltd., Monsanto Corporation, Aventis S.A. and Nagase & Co. Ltd., have substantially greater research and development capabilities, marketing, financial and managerial resources and experience in the industry. If a competitor develops a better product or technology, our products or technologies may be rendered obsolete.

We believe that, to date, we have developed the purest forms of DHA and ARA oils; however, we are aware that other sources of DHA and ARA are available. No infant formula using these other sources of DHA and ARA is on the market in the United

States. Ross Products Division of Abbott Laboratories, filed a Generally Recognized as Safe (“GRAS”) notification on January 2, 2002 seeking FDA concurrence that its fish oil source of DHA is GRAS when used as an ingredient in infant formula. Some infant formulas and other products now on the market outside the United States use oils derived from other sources, such as fish or eggs. Although fish oil DHA is a lower cost product relative to our DHA, it has odor, stability and taste characteristics that may limit its usefulness. Only a very small percentage of supplemented infant formulas currently marketed outside the United States contain DHA and ARA that have not been produced by us. Currently, fish oil based products dominate the adult DHA supplement market. We are aware of the development of microencapsulated fish oil products by several large companies, including BASF and F. Hoffman-LaRoche Ltd. Although microencapsulation of the oil resolves much of the odor, stability and taste issues found with fish oil, a microencapsulated product is significantly more costly than regular fish oil. Because fish oil is significantly less costly than our DHA oil, fish oil presents a substantial competitive threat to our Neuromins® DHA.

THE INTEGRATION OF MARTEK AND OMEGATECH OPERATIONS MAY BE DIFFICULT, WHICH COULD HARM OUR RESULTS OF OPERATIONS.

          On April 25, 2002, Martek completed the acquisition of OmegaTech. Upon the closing of the merger, OmegaTech changed its name to Martek Biosciences Boulder Corporation. Martek will need to integrate its operations with the operations of the former OmegaTech’s business. Martek’s existing operations and OmegaTech’s operations may have been operated differently in the past and this integration may be more expensive than anticipated or take longer than planned. If there are delays or unexpected costs involved with the integration, these could have a material adverse effect on Martek’s business and financial results. The difficulties involved in integrating the companies, which could be substantial, include the following:

•	management and key personnel could be distracted from the day-to-day business of managing the new company;

•	implementing uniform controls, systems and procedures, especially information and accounting systems, could be costly and time-consuming;

•	key officers and scientific, sales and customer support personnel may not be satisfied or happy in the new company and may elect to leave; and

•	major customers, suppliers or strategic business partners may choose not to do business with the new company.

SELLING STOCKHOLDERS

     We are registering 1,776,306 shares covered by this prospectus on behalf of the selling stockholders named in the table below. We issued or will issue all of the shares to the selling stockholders in private placement transactions in connection with our acquisition of OmegaTech. We have registered these shares to permit the selling stockholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares from selling stockholders as a gift, partnership distribution or another non-sale related transfer after the date of this prospectus (collectively, the “Selling Stockholders”) to resell the shares when they deem appropriate.

          The following table sets forth the following information with respect to each Selling Stockholder as of May 3, 2002: (i) name of the Selling Stockholder; (ii) the number of shares of Martek common stock each Selling Stockholder beneficially owned before this offering; (iii) the number of shares of common stock the Selling Stockholder is offering; and (iv) the number of total outstanding shares of Martek common stock that the Selling Stockholder will beneficially own after the Selling Stockholder sells all of the shares in this offering. Except as set forth in the table below, none of the Selling Stockholders has had a material relationship with us within the last three years other than as a result of the ownership of the shares or other securities of Martek. Based on the number of shares of Common Stock outstanding as of April 30, 2002, no Selling Stockholder will beneficially hold more than 1% of Martek’s Common Stock after the Offering. We do not know how long the Selling Stockholders will hold the shares before selling them and we currently have no agreements, arrangements or understandings with any of the Selling Stockholders regarding the sale of any of the shares, except with respect to the sale of up to 290,806 shares held in escrow to satisfy claims by us that may arise under the indemnification and escrow provisions in the merger agreement governing our acquisition of OmegaTech. In addition, certain employees and major former OmegaTech stockholders are parties to market standoff agreements with Martek under which they have agreed not to sell their shares for specified periods ending July 24, 2002 for 108,942 shares and October 22, 2002 for 75,404 shares. The shares offered by this prospectus may be offered from time to time by the Selling Stockholders named below.

	Number of		Number of
	Shares		Shares
	Beneficially	Number of	Beneficially
Name of Selling	Owned Before	Shares	Owned After
Stockholder	the Offering	Offered	the Offering

Kent Meager	50,010	50,010	0
Ali Mogagheghi	729	729	0
Dorothy Morriss	1,336	1,336	0
Clayton S. Smith	2,787	2,787	0
Joan B. Smith	2,266	2,266	0

	Number of		Number of
	Shares		Shares
	Beneficially	Number of	Beneficially
Name of Selling	Owned Before	Shares	Owned After
Stockholder	the Offering	Offered	the Offering

Wachovia Bank, N.A.(1)	1,087,500	1,087,500	0
Mark A Braman(2)	49,901	49,901	0
Robert M. Di Scipio(3)	24,575	24,575	0
Richard Green, Jr.	21,798	21,798	0
Michael Klacik	16,935	16,935	0
James Flatt(4)	15,732	15,732	0
William R. Barclay	55,405	55,405	0
Howard S. Tuthill III as Trustee of the 1997 William F Glavin Family Trust	1,529	1,529	0
Ursula Abel	54	54	0
Patrica Abril	54	54	0
Ruben Abril	1,945	1,945	0
Affaires Financieres S.S., Zurich Switzerland	735	735	0
John C. Azbeznik	54	54	0
Amy Ashford	54	54	0
Thomas V. Ayoub and Christine D Dombrowski	1,609	609	1,000
E. Marie Backgren	54	54	0
Banca Del Gottardo	3,400	3,400	0
Bank Julius Baer & Co. Ltd.	8,758	8,758	0
Banque SCS Alliance SA	1,838	1,838	0
BIM Azionario Globale	787	787	0
BIM Bilanciato	787	787	0
Pierangelo Bottinelli	359	359	0
Michele Boutard	54	54	0

	Number of		Number of
	Shares		Shares
	Beneficially	Number of	Beneficially
Name of Selling	Owned Before	Shares	Owned After
Stockholder	the Offering	Offered	the Offering

Alexander Braman(5)	27	27	0
Benjamin Braman(5)	27	27	0
David Braman(6)	54	54	0
Lauren Braman(5)	27	27	0
Matthew Braman(5)	27	27	0
Nicole Braman(5)	27	27	0
Keith Brenner and Betsy Hitchcock	27	27	0
BSI SA	2,625	2,625	0
CBG Compagnie Bancaire Geneve	7,142	7,142	0
Don D. Cha	54	54	0
Charles Schwab & Co. FBO John E Coonan, M.D.	917	917	0
Charles Schwab & Co. Cust. FBO Michael Tompkins, IRA ACCT. 8052-6875	664	664	0
CNF Investments, LLC(7)	21,945	21,945	0
Carlo W. Colesanti	105	105	0
Colorado Business Bankshares, Inc.	103	103	0
Michael M. Connors and Julia B. Connors	5,514	5,514	0
Craig B. Costigan and Laura S. Costigan	609	609	0
Henry Andrus Cote, Elizabeth Ann Meager Custodian UTMA for Henry Andrus Cote	398	398	0
Rebecca Ann Cote, Elizabeth Ann Meager Custodian UTMA for Rebecca Ann Cote	398	398	0
James H. Crooker TTEE FBO Crooker Family Trust	1,050	1,050	0

	Number of		Number of
	Shares		Shares
	Beneficially	Number of	Beneficially
Name of Selling	Owned Before	Shares	Owned After
Stockholder	the Offering	Offered	the Offering

Fortis Global Custody Management & Trustee Services (Ireland) Ltd. as custodian to Esperia Performance	367	367	0
Robert R. Cutler	54	54	0
Suzette Davenport	54	54	0
Stephanie D. Clark	54	54	0
Dean Witter Reynolds, Inc. Cust. for Wayne Sander IRA Rollover	525	525	0
Meg Bond	1,051	1,051	0
Mark S. DeWaele	305	305	0
R. Michael Di Scipio	1,067	1,067	0
Robert H. Driver(8)	54	54	0
Donald F. Farley	609	609	0
William J. and Maybeth Fessler	274	274	0
Fidurhone S.A.(9)	1,365	1,365	0
Tony D. Fiest	2,103	2,103	0
Fin-Sirio SRL	367	367	0
Garfin S.P.A	3,676	3,676	0
Gerlach & Co.	275	275	0
Gilde Europe Food & Agribusiness Fund B.V	28,535	28,535	0
William B Glavin, Jr. & Linda B. Glavin	591	591	0
Louis T Hagopian	525	525	0
George C. Holzinger Jr.	164	164	0
Patricia Hughes	54	54	0
Robert C. Jamo	609	609	0

	Number of		Number of
	Shares		Shares
	Beneficially	Number of	Beneficially
Name of Selling	Owned Before	Shares	Owned After
Stockholder	the Offering	Offered	the Offering

Wintrhop D. Johnson and Cinda H. Johnson	305	305	0
Willi Kahllhammer	27	27	0
The Robert and Wanda Kelley Family Trust	1,102	1,102	0
Tanis D. Kleckler	54	54	0
Knollwood Investments, LLC	3,513	3,513	0
Eugene A. Kohn	152	152	0
Jack Kohn	54	54	0
Steven A. Kohn	152	152	0
KO-OP XXI Omega, LLC	1,829	1,829	0
Merrily T. Krauser	315	315	0
Christina M. Kruzel Wasik	755	755	0
LB Swiss Privatbank AG Zurich	18	18	0
Lord Howard of Penrith	367	367	0
Susan G. Lovejoy	1,067	1,067	0
Gerald M. Luff and Kathryn M. Luff	709	609	100
Norma Foster Maddy 1997 Revocable Trust	15,671	15,671	0
Maerki Baumann & Co. AG	18	18	0
Mark L. McCann	274	274	0
Deanna McCarthy	54	54	0
Brian S. McClatchy and Joanne G McClatchy	152	152	0
Amanda Katherine McKee	54	54	0
Kevin M. McMahon	305	305	0
Benjamin M. Meager	399	399	0

	Number of		Number of
	Shares		Shares
	Beneficially	Number of	Beneficially
Name of Selling	Owned Before	Shares	Owned After
Stockholder	the Offering	Offered	the Offering

John Meager	1,051	1,051	0
Kate E. Meager	399	399	0
Norman A. Meager, Trustee of the Meager Family Trust Dated 9-30-85, as amended	34,098	34,098	0
Timothy S. Meager	1,051	1,051	0
Tucker S. Meager	399	399	0
Richard K. Merchant	54	54	0
Mickelson Partners, LLC	1,051	1,051	0
Morris D. Milam Jr.	54	54	0
Amy L Miletich and Joseph E. Kovarik	144	144	0
Barbara A. Miller	609	609	0
Kiyoshi Murata	914	914	0
Bruce H. Murphy	152	152	0
Jeanne Murphy	152	152	0
N.K., Inc.	917	917	0
The North American Nutrition and Agribusiness Fund, L.P.	34,739	34,739	0
Patrick O’Brien	547	547	0
Edwin J. O’Mara	1,219	1,219	0
Omer W. Long Ltd. Pension and Profit Sharing Trust	262	262	0
OT lenders II, LLC(10)	123,002	123,002	0
Frank H. Overton, Jr.	54	54	0
Harold A. Parichan and Edna S. Parichan, Trustees of a Living Trust of 1989, UDT November 14, 1989, as amended	2,103	2,103	0

	Number of		Number of
	Shares		Shares
	Beneficially	Number of	Beneficially
Name of Selling	Owned Before	Shares	Owned After
Stockholder	the Offering	Offered	the Offering

City National Bank, Trustee of the Paul, Hastings, Janofsky & Walker Retirement Plan F/B/O George Graff	367	367	0
City National Bank, Trustee of the Paul, Hastings, Janofsky & Walker Retirement Plan F/B/O/ Samuel Rosen	367	367	0
Ronald Dwight Pedersen	917	917	0
PMW Asset Management S.A.	1,838	1,838	0
Rainer Moser	525	525	0
RBB-Bank AG Vienna	3,676	3,676	0
Michael Rice	54	54	0
Sheridan Ross FBO Stavish 401k Plan	110	110	0
Wayne J. Sander	54	54	0
Wayne J. Sander and Fabienne Bouton-Sander	630	630	0
Paul Seymour	547	547	0
Joseph T. Sharkey	183	183	0
Mo Siegel	23,300	23,300	0
John S. Silvey and Barbara Silvey	10,115	10,115	0
Kelley C. Silvey and Katherine A. Silvey	10,115	10,115	0
Societe Financiere Privee SA	735	735	0
Walter Stalder	18	18	0
Arthur R. Stapp	209	209	0
Strategic Research, Development & Assessment, L.L.C	917	917	0
Robert E. and Christine H. Stubbs	274	274	0

	Number of		Number of
	Shares		Shares
	Beneficially	Number of	Beneficially
Name of Selling	Owned Before	Shares	Owned After
Stockholder	the Offering	Offered	the Offering

Marc Tabah	305	305	0
The Valerie Ann Luff Foundation, Gerald M. Luff, Trustee	609	609	0
Ellin Todd	2,158	2,158	0
Mike Tompkins	54	54	0
Mary Van Elswyk	54	54	0
Ursula Vollenweider	624	624	0
Colby Waisath	54	54	0
Joseph T. Waters	609	609	0
Craig A. Weaver	54	54	0
Betsy Silvester	54	54	0
James L. Zech	609	609	0
Matthias Zeitler	27	27	0
Brynne Zuccaro	25,696	25,696	0
Marc Zuccaro	25,695	25,695	0

(1)	Includes 290,806 shares registered in the name of Wachovia Bank, N.A., as escrow agent for the former stockholders of OmegaTech, under an escrow established to satisfy claims arising as a result of OmegaTech’s breach of any of its representations and warranties or covenants in the merger agreement; 35,868 shares registered in the name of Wachovia Bank, N.A., as escrow agent for Robert Zacarro as Stockholder’s Representative for all losses, costs and expenses incurred by the Stockholder’s Representative for performance of his duties, except in the case of willful misconduct or gross negligence; 110,115 shares registered in the name of Wachovia Bank, N.A., as escrow agent for OT Lender Partnership, a Colorado limited partnership, to satisfy certain liabilities of OmegaTech; 532,568 shares registered in the name of Wachovia Bank, N.A., as escrow agent for OT Lenders II, L.L.C., a Delaware limited liability company, to satisfy certain liabilities of OmegaTech; 14,526 shares registered in the name of Wachovia Bank, N.A., as escrow agent for Allen & Company, Incorporated, to satisfy certain liabilities of OmegaTech; 76,472 shares registered in the name of Wachovia Bank, N.A., as escrow agent for Salomon Smith Barney, Inc., to satisfy certain liabilities of OmegaTech; and 27,145 shares registered in the name of Wachovia Bank, N.A., as escrow agent for Gibson, Dunn & Crutcher LLP, to satisfy certain liabilities of OmegaTech. Except as otherwise disclosed with respect to OT Lenders II, L.L.C. or Salomon Smith Barney, as described below, OT Lender Partnership, Gibson Dunn & Crutcher, and Allen & Company have not had a material relationship with Martek within the past three years and did not own shares of Martek common stock prior to the merger. Salomon Smith Barney is an investment bank and is a market maker in Martek common stock. With respect to the shares held for the benefit of the former stockholders of OmegaTech and the

Stockholder’s Representative, the former stockholders of OmegaTech retain voting and dividend rights with respect to these shares.

(2)	Mark A. Braman is Executive Vice President of Martek.

(3)	Robert Di Scipio is Vice President, Associate General Counsel and Assistant Secretary of Martek.

(4)	James Flatt is Senior Vice President — Research and Development of Martek.

(5)	Alexander, Benjamin, Lauren, Matthew and Nicole Braman are the children of Mark Braman, Executive Vice President of Martek.

(6)	David Braman is the brother of Mark Braman, Executive Vice President of Martek.

(7)	Robert J. Flanagan, a director of Martek, is a member of CNF Investments, L.L.C.

(8)	Robert H. Driver is Vice President — Production of Martek.

(9)	Fidurhone S.A., Geneva holds the shares for the benefit of Peter C. Frey.

(10)	CNF Investments, L.L.C. is a member of OT Lenders II, L.L.C. Robert J. Flanagan, a director of Martek, is a member of CNF Investments, L.L.C. and a manager of OT Lenders II, L.L.C.

PLAN OF DISTRIBUTION

     The Selling Stockholders may sell the common stock from time to time. The Selling Stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale, except with respect to the possible sale of up to 290,806 shares of Martek Common Stock held in escrow to satisfy claims by us that may arise under the indemnification and escrow provisions of the merger agreement governing our acquisition of OmegaTech. In the event a claim is made under the escrow, we may instruct the escrow agent to deliver to us the number of escrowed shares equal to the value of the claim at an assumed price per share of $27.88, or cash proceeds from the sale of that number of escrowed shares, or some combination of the two.

     The Selling Stockholders may make these sales on one or more exchanges, in the over-the-counter market, through put or call options transactions relating to the shares, through short sales of such shares, in privately negotiated transactions or a combination of such methods of sale or otherwise, at prices and terms that are then-prevailing or at prices related to the then-current market price, fixed prices, varying prices determined at the time of sale or at negotiated prices. The Selling Stockholders will have the sole discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The Selling Stockholders may use one or more of the following methods to sell the common stock:

•	a block trade in which the Selling Stockholder’s broker or dealer will attempt to sell the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction;

•	a broker or dealer may purchase the common stock as a principal and then resell the common stock for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of the applicable exchange; and

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     To our knowledge, none of the Selling Stockholders has entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock offered by this prospectus; however, the Selling Stockholders may enter into agreements, understandings or arrangements with an underwriter or broker-dealer regarding the sale of their shares in the future. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, the supplement will disclose:

•	the name of each Selling Stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

     In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

     The Selling Stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell shares short and redeliver the shares to close out such short positions. The Selling Stockholders may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers, and the Selling Stockholders, may be deemed to be “underwriters” within the meaning of section 2(11) of the Securities

Act of 1933 ("Securities Act") in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or concessions under the Securities Act.

     Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”) and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders.

     We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will bear all costs, expense and fees in connection with the registration of the shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sale of the shares. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the Selling Stockholders against certain liabilities in connection with their offering of the shares, including liabilities arising under the Securities Act.

LEGAL MATTERS

     Certain legal matters with respect to the common shares offered hereby have been passed upon for us by Hogan & Hartson L.L.P., Baltimore, Maryland.

EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended October 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

MARTEK BIOSCIENCES
CORPORATION

1,776,306 shares

Common Stock

PROSPECTUS

May     , 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses to be paid by the Company in connection with the distribution of the securities being registered hereby. All the amounts are estimates, except the Commission registration fee. The selling stockholders will bear the cost of all selling commissions and underwriting discounts with respect to the sale of any securities by them.

Securities and Exchange Commission registration fee	$4,547.00
Blue sky qualification fees and expenses	2,000.00
Legal fees and expenses	10,000.00
Accounting	20,000.00
Miscellaneous expenses	10,000.00

Total	$46,547.00

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorney’s fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

     Article NINTH of the Company’s Certificate of Incorporation, provides that the Company will indemnify its directors and officers to the full extent permitted by law and that no director shall be liable for monetary damages to the Registrant or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. In addition, under indemnification agreements with its directors, the Registrant is obligated, to the fullest extent permissible by the DGCL, as it currently exists or may be amended, to indemnify and hold harmless its directors, from and against all expense, liability and loss reasonably incurred or suffered by such directors.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits

Exhibit
Number	Exhibit Description

4.1	Specimen Stock Certificate (1)
5.1	Opinion of Hogan & Hartson L.L.P. (filed herewith)
23.1	Consent of Ernst & Young, LLP, as independent auditors for the Registrant (previously filed)
23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
24	Powers of Attorney (previously filed)

(1)	Incorporated by reference from the Registrant’s Registration Statement on Form S-1 (No. 333-68922) declared effective November 23, 1993.

ITEM 17. UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Howard, State of Maryland on May 20, 2002.

Martek Biosciences Corporation

By:	/s/ HENRY LINSERT, JR Henry Linsert, Jr. Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: May 20, 2002	/s/ Henry Linsert, Jr. Henry Linsert, Jr. Chief Executive Officer and Director (Principal Executive Officer)

Date: May 20, 2002	/s/ Peter L. Buzy Peter L. Buzy Chief Financial Officer (Principal Accounting Officer)

Date: May 20, 2002	/s/ * Jules Blake Director

Date: May 20, 2002	/s/ * Gordon S. Macklin Director

Date: May 20, 2002	/s/ * Ann L. Johnson Director

Date: May 20, 2002	/s/ * Douglas J. MacMaster, Jr. Director

Date: May 20, 2002	/s/ * John H. Mahar Director

Date: May 20, 2002	/s/ * Sandra Panem Director

Date: May 20, 2002	/s/ * Richard J. Radmer Director

Date: May 20, 2002	/s/ * Eugene H. Rotberg Director

Date: May 20, 2002	/s/ * William D. Smart Director

* By	/s/ George P. Barker George P. Barker Attorney-in-fact